Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES NEW REVOLVING CREDIT AGREEMENT

NEW YORK, MARCH 30, 2005 - K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that its operating subsidiary has signed a new, five-year $80 million revolving credit agreement with a syndicate of banks led by KeyBank National Association.    The initial drawdown on the new revolving credit agreement, totaling $61.7 million, was used to repay outstanding borrowings on the previous facility and certain other higher cost variable rate term loans.  In addition to a lower interest rate, the new credit agreement includes more favorable collateral and financial covenant requirements.  As with the previous agreement, obligations under the new agreement are secured by a first priority security interest, subject to permitted liens, on certain of the operating subsidiary’s vessels.

The new agreement also allows the Company to request an increase in the total availability under the agreement by up to $20 million, to a maximum of $100 million.  Loan proceeds can be used for any purpose in the ordinary course of business, including vessel acquisitions, ongoing working capital needs and distributions.  The new agreement expands the Company’s financial flexibility and improves its ability to respond to opportunities in its markets.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the northeastern United States and the Gulf of Mexico.  For additional information about us, please visit our website, and the Investor Relations section, at www.k-sea.com .

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as expectations regarding the Company’s financial flexibility and its ability to respond to opportunities in its markets.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306